Exhibit 99.1

Sorrento to Present at the 2015 Jefferies Healthcare Conference and at Other Conferences

SAN DIEGO, May 26, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a clinical stage oncology company developing new treatments for cancer and associated pain, announced that Dr. Henry Ji, President and Chief Executive Officer, will be presenting at several upcoming conferences:

Event:	Sachs Immuno-Oncology: BD&L and Investment Forum

Date:	Friday, May 29, 2015

Time:	3:00 p.m., Central

Location:	Grand Ballroom Salon A, Hyatt Chicago, Magnificent Mile, Chicago

Event:	H.C. Wainwright Panel Discussion (RSVP only)

Date:	Saturday, May 30, 2015

Time:	7:00 a.m., Central

Location:	Hyatt Regency McCormick Place, Martin L. King Drive, Chicago

Event:	Jefferies 2015 Global Healthcare Conference

Date:	Wednesday, June 3, 2015

Time:	8:30 a.m., ET

Location:	Ballroom 2, Grand Hyatt New York, New York

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage oncology company developing new treatments for cancer and associated pain. Sorrento announced that it recently entered into a definitive agreement with Dr. Patrick Soon-Shiong’s NantPharma to acquire the rights for Cynviloq™, which recently completed the TRIBECA™ study successfully, from Sorrento. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Nantibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about TNK Therapeutics’ prospects, Sorrento’s expectations for adoptive cellular immunotherapies and Sorrento’s collaborations with Conkwest, Nantibody and Nantcell; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, GMAB™, CAR.TNK™, TNK Therapeutics, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057